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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      This Agreement, duly made and entered into this 1st day of December, 2004, by and between the Bank of Evansville, an Indiana banking organization, hereinafter referred to as the "Company," and Michael S. Sutton, hereinafter referred to as the "Employee,"

                                WITNESSETH, THAT:

      For and in consideration of the mutual promises, covenants and agreements herein contained and agreed to be kept and performed by the parties hereto, the parties hereto do hereby mutually agree and understand as follows:

      1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

      2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be for a period of three (3) years, commencing upon December 1, 2004, and terminating on November 30, 2007, both dates inclusive. The term of this Agreement shall be extended for an additional three (3) year period thereafter, unless, on or before ninety (90) days prior to the expiration of the then current term of this Agreement, either party shall notify the other in writing of his or its intention to terminate this Agreement, in which case this Agreement shall terminate at the expiration of the term then in force and effect.

      3.    Duties.

      (a) Initial Duties. The Employee is engaged as the President, the Chief Operating Officer and Chief Lending Officer of the Company, and his duties shall include, but not be limited to the following:

            (i) Directing the day to day loan activities of the Company in accordance with the policies and objectives established by the Board of Directors of the Company;

            (ii) Developing loan and credit policies and standards and procedures for the Company;

            (iii) Directing and coordinating the activities of the Company's staff and operations;

            (iv) Performing all things reasonably necessary or desirable to promote the business of the Company, and performing such other duties as the Board of Directors of the Company may prescribe.

      (b) Duties Commencing June, 2006. Effective June 1, 2006, Employee's, in addition to those set forth in paragraph (a) above, duties shall include, but not be limited to the following:

            (i) Directing the day to day activities of the Company in accordance with the policies and objectives established by the Board of Directors of the Company; and

            (ii) Developing policies and an organization for the Company which will insure that full advantage is taken of the long range potential of the Company.

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      The Employee agrees to perform his services honestly and conscientiously and to conduct himself in a manner which will enhance the reputation, goodwill, and business of the Company. The Employee further agrees not to conduct himself in such a manner as will operate adversely on the reputation and goodwill of the Company. The Employee, if elected by the stockholders of the Company and/or American Community Bancorp, Inc., an Indiana corporation (the "Parent"), shall serve as a member of the Board of Directors of the Company and/or the Parent, as applicable, at no additional compensation to that expressly provided for herein.

      4. Extent of Services. The Employee shall devote his entire time, and energies to the business of the Company, and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without the written consent of the Board of Directors; provided, however, that nothing herein contained shall be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the entities in which such investments are made so long as such investments are not in entities with businesses similar to the type of business conducted by the Company.

      5. Compensation. As the entire compensation for all services rendered by the Employee to the Company, the Employee shall be paid a base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum (hereinafter referred to as the "Base Salary"), payable in equal installments at such convenient times as shall be determined by the Company. The Company will, not less than annually, review the Employee's performance and, in the sole discretion of the Company, the Company may increase the Base Salary or other compensation of the Employee.

      6. Expenses and Benefits. The Company shall pay and provide Employee with the following additional benefits:

      (a) The Company shall pay and provide health insurance coverage for the Employee and his immediate family;

      (b) The Company shall own or lease a vehicle for Employee's business usage. The Company shall pay and provide gasoline for the business usage of the employee. Employee shall timely report to the Company on an annual basis the personal vehicle usage for such vehicle obtained by the Employee. At the election of the Company, the Employee shall be provided a vehicle allowance in the amount of Five Hundred Dollars ($500) per month (net of income taxes) in lieu of providing the Employee with a vehicle and the Employee shall own or lease a vehicle to be used by Employee for business usage. In the event the Employee owns or leases the vehicle used by the Employee for business purposes, the Employee shall obtain and maintain liability insurance coverage and shall name the Company as an additional insured party;

      (c) The Company shall reimburse Employee, in accordance with policies adopted by the Board of Directors from time to time with respect to its officer employees generally, for all reasonable expenses incurred by him in connection with promoting the business of the Company, including expenses for entertainment, travel, and similar items, upon presentation by the Employee of itemized accounts of such expenditures, supported by receipts and vouchers, and upon approval of such expenditures by the Board of Directors of the Company;

      (d) The Employee shall receive such other benefits and perquisites which are designated by the Board of Directors of the Company from time to time for its salaried employees generally and which are applicable to its executive officers, including specifically, but not

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            limited to, life insurance, disability insurance and 401k Plan contributions;

      (e) The Company shall maintain life insurance coverage on the life of the Employee in the amount provided for in the plan for group health insurance in effect at such time and the premium of said policy shall be paid by the Company. The Employee shall direct and name the beneficiary for such policy. The Company, in its sole discretion, shall have the right to obtain additional life insurance coverage on the Employee payable to the Company. Employee shall fully cooperate with obtaining any such life insurance coverage

      (f) The Company shall provide Employee with a social membership in Evansville Country Club and shall pay or reimburse Employee for dues and business usage expenses.

      (g) The Company shall provide Employee with a membership in the Evansville Kennel Club and the Rotary Club of Evansville, respectively, and shall pay or reimburse Employee for such dues.

      (h) The Company shall pay or reimburse the Employee for dues for membership in the American Institute for Certified Public Accountants.

      7. Vacations. The Employee shall be entitled each year during the term of this Agreement to a vacation of three (3) calendar weeks during which time his compensation shall be paid in full. The time or times of such vacation shall be as mutually agreed upon between the Employee and the Company. Unused days of vacation may not, however, carry over from one year to another, and Employee shall not be entitled to receive additional compensation from the Company on the account of any failure by the Employee to take the vacation provided for hereunder.

      8. Litigation and Controversies. In the event that the Company and/or the Parent is involved in any claim, action, suit or proceeding, whether actual or threatened, and whether civil, criminal, administrative, investigative or in connection with an appeal relating thereto (except a claim, action, suit or proceeding between Employee and Company and/or Parent), the Employee shall in all reasonable respects cooperate fully with the Company and/or Parent, both during and after the expiration of the term of this Agreement or any renewal term, and the Company and/or Parent shall bear all costs and expenses incurred in connection therewith. The Board of Directors, within its sole discretion, may determine whether or not any litigation or dispute shall be prosecuted, defended, compromised or settled, and the terms and conditions of any compromise or settlement, and whether or not legal expenses, including attorney's fees, shall be incurred.

      9. Termination. Notwithstanding anything contained herein to the contrary, the Company, in Company's sole discretion, may elect to terminate this Agreement and the Employee's employment hereunder upon the occurrence of any of the following events:

      (a) Without cause, by the Company by the giving of thirty (30) days prior written notice to the Employee;

      (b)   By mutual agreement in writing between the Company and the Employee;

      (c)   Upon the death of the Employee;

      (d) Upon written notice to Employee by Company, if Employee has failed to render the services to be provided hereunder for a period aggregating ninety (90) calendar days in any rolling twelve (12) month period for reasons including, but not limited to, illness, physical or mental disability of Employee, or other incapacity of Employee; provided, however, that the Company shall not take any action, and this subparagraph shall not be

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            deemed to authorize the Company to take any action, that would be violative of the Americans with Disabilities Act of 1990, as subsequently amended, and any other applicable federal, state, and local laws, regulations, and ordinances;

      (e) With cause, and upon written notice thereof at any time by the Company, for (i) substantial violations of the Company's internal policies, rules or regulations; (ii) actions reasonably expected to have an adverse effect on the business of the Company or damage the Company reputation; (iii) breach of Employee's common law duty of loyalty to the Company; (iv) reporting to work in an impaired condition; (v) drug or substance abuse by Employee; (vi) engaging in any act of discrimination or sexual harassment (vii) personal dishonesty; (viii) gross incompetence; (ix) willful misconduct; (x) breach of fiduciary duty involving personal profit; (xi) intentional failure to perform stated duties; (xii) willful violation of any law, rule or regulation (other than traffic infractions or similar minor offenses) or cease and desist order; or (xiii) material breach of any provision of this Agreement;

      (f) Upon the voluntary or involuntary dissolution of the Company, adjudication of bankruptcy of the Company, the appointment of receiver or trustee for all or a substantial portion of the assets of the Company, or an assignment by the Company of all or a substantial portion of its assets for the benefit of creditors;

      (g) Notice is received by the Company stating that (i) the Board of Governors of the Federal Reserve System (the "FRS"), or the Indiana Department of Financial Institutions (the "IDF"), as applicable, has entered into an agreement with the Federal Deposit Insurance Corporation to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) the FRS, or the IDF, as applicable, or its designee anticipates taking possession and closing the Company for purposes of liquidation.

      Upon request by the Company, Employee agrees to assist with the orderly transition of Employee's position and duties to another employee upon termination of this Agreement. With respect to payments to be made upon and after termination of this Agreement, the parties agree that should this Agreement be terminated pursuant to Section 9(a) of this Agreement, Employee shall, for the greater period of (i) twelve (12) consecutive months after the date of termination or (ii) the balance of the remaining term of this Agreement then in effect, continue to receive the following payments and benefits: (i) the Base Salary or the current Base Salary as set forth in Section 5, (ii) an allowance of five hundred dollars ($500) per month (net of income taxes) for vehicle expenses, (iii) health insurance reimbursement or payment comparable to the coverage previously provided to Employee by the Company, but no other compensation or benefits shall be due or payable except as specifically provided for in this Section 9 of this Agreement. Provided, however, notwithstanding anything contained herein in this Section 9 or in Section 11, in the event of termination of this Agreement pursuant to Section 9(a) of this Agreement and the relocation of the Employee to a residence more than fifty (50) miles from Vanderburgh County and/or the employment of the Employee not in violation of the covenant in Section 11 hereof, the Company may, at anytime after the expiration of the balance of the then current term of this Agreement, upon notice to the Employee, elect to discontinue any and all payments and other benefits to the Employee and the restrictive covenant or the balance thereof as set forth in
Section 11 hereof shall terminate. Should this Agreement be terminated by reason of the occurrence of any of the matters referred to in section 9(b), 9(c), 9(d), 9(e) 9(f) or 9(g) of this Agreement, then Employee's Base salary shall be pro-rated and paid to the effective date of such termination but no other compensation or benefits shall be due and payable to Employee.

      10. Trade Secrets. Employee recognizes and acknowledges that, as a result of his employment with the Company, he has access to certain trade secrets of the Company, including specifically, but not

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limited to, methods, and procedures utilized by Company, practices and procedures utilized by Company in managing and operating its business, names and address of customers, customer accounts and all other information contained in the files and records of the Company, all of which information is the property of the Company and is confidential information and are trade secrets of the Company. All such information shall be treated as confidential information and trade secrets by Employee and used by Employee only under and pursuant to his employment with the Company under this Agreement. If Employee's employment is terminated for any reason (whether with or without cause or whether by Company or Employee), Employee shall immediately return to Company all property, and all other material information, documents and things in Employee's possession or control which relate in any way to the business, operations, affairs or customers of the Company, without retaining any copy or summary thereof, all of which are and shall continue to be the sole and exclusive property of the Company. Employee agrees that he will not, during or after the term of his employment, or after the termination of this Agreement for any reason, disclose said confidential information and trade secrets to any person, firm, corporation, or other entity for any reason or purpose whatsoever, or use the same in any other business whatsoever. In the event of violation or threatened violation of this provision by Employee, the Company may, in addition to any other remedies provided by law, obtain specific enforcement of this provision by means of an ex parte court order enjoining and restraining Employee from committing or continuing to commit any such violation. Further, in the event of such breach or threatened breach, Employee promises and agrees to reimburse the Company for all costs, expenses and attorneys' fees incurred in the enforcement of its rights hereunder. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threat of breach, including the recovery of damages from Employee. This Section 10 and the obligations set forth herein shall survive termination or expiration of this Agreement.

      11. Restrictive Covenant. During the term of Employee's employment pursuant to this Agreement, and for a period of one (1) year after termination thereof, Employee shall not, directly or indirectly:

      (a) Solicit, take away, hire, employ or endeavor to employ, any person who is then an employee or independent contractor of the Company or who was an employee or independent contractor of the Company during the term of this Agreement or any renewal term; or

      (b) Solicit in any manner, seek to obtain or service, or accept any business which is similar to and competitive with the business of the Company from any party which is a customer of Company at the time of Employee's termination of employment. For purposes of this restriction, the term "customer" shall mean a person or entity who is a customer of the Company at the time of Employee's termination of employment or with whom the Employee had direct contact on behalf of the Company at any time during the period of Employee's employment with the Company; or

      (c) Solicit in any manner, seek to obtain or service, or accept any business which is similar to and competitive with the business of the Company from any party which is a prospective customer of Company at the time of Employee's termination of employment. For purposes of this restriction, the term "prospective customer" shall mean a person or entity who was the direct target of sales or marketing activity by the Employee or whom the Employee knew was a target of the Company during the one (1) year period preceding the Employee's termination of employment, or in the event Employee has been employed by the Company less than one (1) year at the time of termination, during the period of Employee's employment with the Company; or

      (d) Divert, request, suggest or advise any customers or suppliers of Company to terminate, reduce, limit or change their business or relationship with Company; or

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      (e)   Lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any person, firm, association, partnership, venture, corporation or other business entity which will use said money, loans, or other property to engage, within the one (1) year period noted above, in the retail banking business, which includes accepting deposits or making loans (hereinafter the "Banking Industry"), within fifty (50) miles of Vanderburgh County, Indiana, (hereinafter the "Geographic Territory"); or

      (f) Provide services or perform as an employee, agent, solicitor, salesman, manager, consultant or serve as an officer or director for any other person, corporation, or other entity engaged in the Banking Industry within the Geographic Territory or in any capacity wherein Employee would become involved, directly or indirectly, with any person, corporation or entity competitive with the Company; or

      (g) Divulge to anyone except the Company or its representatives any information known to Employee regarding the Company's "know-how", trade information, trade secrets, inventions, customer lists, client records, information relating to customers or customer requirements, management policies, or other information regarding the affairs of the Company, which comes to Employee's attention by reason of this Agreement.

      Employee shall promptly advise Company, in writing, of his employment or affiliation, within Geographic Territory and within one (1) year after the termination of his employment with the Company, with any other person, firm, association, partnership, venture, corporation, or other business entity engaged in the Banking Industry. Notwithstanding the foregoing, in the event of involuntary dissolution of the Company, adjunction of the bankruptcy of the Company, the appointment of a receiver or trustee for all or a substantial portion of the assets of the Company, or an assignment by the Company of all or a substantial portion of the assets for the benefit of creditors or in the event the FRS or the IDF, as applicable, or its designee anticipates taking possession and closing the Company for purposes of liquidation, the covenants and restriction set forth in this Section 11 shall be terminated.

      12. Reasonableness of Limitations. The parties hereto stipulate and agree that the restrictions imposed by paragraph 11 are not in restraint of trade and are reasonable in terms of time, space and the types of activity and conduct proscribed and prohibited hereby. In the event, however, that a court of competent jurisdiction should determine that any of said restrictions are unreasonable, then Employee agrees, that in order to carry out the intent of Employee and Company, the limitations that the court determines would be reasonable will be fully binding upon Employee.

      13. Enforcement of Covenant. Employee acknowledges that a violation of the covenant in paragraph 11 will cause irreparable injury to Company. In the event of the violation or threatened violation of said paragraph 11, the Company may, in addition to any other legal or equitable rights that it may have, obtain specific enforcement of paragraph 11 by means of an ex parte court order enjoining and restraining Employee from committing or continuing to commit any such violation. Further, in the event of such breach or threatened breach, Employee promises and agrees to reimburse Company for all costs, expenses and attorneys fees incurred in the enforcement of Company's rights hereunder. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedy available to it for such breach or threatened breach, including recovery of damages from Employee. The one (1) year restriction under paragraph 11 shall be extended for any period of time during which Employee is in violation of any provision of paragraph 11.

      14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing either personally or by certified mail, return receipt requested, to the last known address of the Employee, if notice is to be given to him, or to the principal office of the Company,

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if notice is to be given to it.

      15. Entire Agreement. This Agreement represents the entire contract of employment between the Company and the Employee, and there is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or may modify, enlarge or invalidate this Agreement or any provisions hereof. This Agreement may not be changed orally but only by an Agreement in writing signed by both of the parties hereto. This Employment Agreement replaces and amends in its entirety the Employment Agreement dated July 1, 2001 by and between the Company and the Employee.

      16. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted.

      17. Construction. This Agreement shall be construed in its entirety according to its plain meaning and shall not be construed against the party who provided or drafted it.

      18. Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

      19. Governing Law and Venue. This Agreement shall be construed and governed in accordance with the laws of the State of Indiana. The parties hereby stipulate that venue of any action brought in respect of the interpretation hereof or the rights of the parties hereunder, both during the term of this Agreement or subsequent to any termination hereof, shall be placed in any state court of general jurisdiction in Vanderburgh County, Indiana.

      20. Assignment. This Agreement is personal to Employee and Employee shall not assign his rights or delegate his duties hereunder without the prior express written consent of Company. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company.

      IN WITNESS WHEREOF, the parties have caused the execution of this Agreement the day and year first hereinabove set forth.

                                    BANK OF EVANSVILLE

                                    By: /s/ Albert J. Umbach, Jr.
                                        -------------------------
                                             Albert J. Umbach, Jr., Chairman

                                                      "Company"
ATTEST:

By: /s/ Stephen C. Byelick, Jr.
    ---------------------------
        Stephen C. Byelick, Jr., Secretary

                                    Michael S. Sutton
                                    -----------------
                                    Michael S. Sutton

                                                      "Employee"

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